Exhibit 99.1

PRESS RELEASE

Contact Information:

Joseph W. Kennedy, Senior Vice President/CFO

Georgetown Bancorp, Inc.

978-352-8600

joe.kennedy@georgetownsb.com

Georgetown Bancorp, Inc. Reports Continued Profitability Trends for the Three Months Ended

March 31, 2012

GEORGETOWN, MASSACHUSETTS, April 30, 2012 –

Georgetown Bancorp, Inc. (OTCBB: GTWN) (the “Company”), holding company for Georgetown Savings Bank (the “Bank”), reported net income for the three months ended March 31, 2012 of $153,000, or $.06 per basic and diluted share, compared to net income of $332,000, or $.13 per basic and diluted share, for the three months ended March 31, 2011.

Robert E. Balletto, President and Chief Executive Officer, said, “I am pleased to report continued improvement in the Company’s asset quality, as total non-performing assets declined 35%, to $2 million or 1% of total assets, at March 31, 2012, from December 31, 2011. A decline in net interest income year over year was primarily due to cash from loan payoffs flowing into overnight funds. We remain focused on the successful execution of our strategic plan, including the judicious development of our commercial lending business, while maintaining high asset quality, as well as long-term shareholder value.”

Georgetown Bancorp, Inc.
Selected Financial Data

	At or for the	At or for the
	Period Ended	Year Ended
	March 31, 2012	December 31, 2011
	(Dollars in thousands, except share data)
Selected Financial Condition Data:
Total assets	$205,756	$199,375
Cash and cash equivalents	27,127	19,083
Loans receivable, net	155,959	161,120
Allowance for loan losses	1,698	1,824
Investment securities (1)	10,140	6,496
Deposits	155,233	151,085
Borrowings	25,527	25,694

Total stockholders' equity	20,503	20,329
Stockholders' equity to total assets at end of period	9.96%	10.20%
Total shares outstanding	2,694,341	2,680,455

Asset Quality Data:
Total non-performing loans	$2,030	$3,133
Other real estate owned	30	30
Total non-performing assets	2,060	3,163
Non-performing loans to total loans	1.29%	1.92%
Non-performing assets to total assets	1.00%	1.59%
Allowance for loan losses to non-performing loans	83.65%	58.22%
Allowance for loan losses to total loans	1.08%	1.12%
Loans charged off	$192	$788
Recoveries on loans previously charged off	2	12

	Three Months Ended
	March 31,
	2012	2011
	(Dollars in thousands, except per share data)
Selected Operating Data:
Interest and dividend income	$2,321	$2,797
Interest expense	502	670
Net interest income	1,819	2,127
Provision for loan losses	64	64
Net interest income after
provision for loan losses	1,755	2,063
Non-interest income	283	226
Non-interest expense	1,805	1,759
Income before income taxes	233	530
Income tax provision	80	198
Net income	$153	$332

Net income per share: basic and diluted	$0.06	$0.13

Performance Ratios:
Return on average assets	0.30%	0.65%
Return on average equity	2.99%	6.85%
Interest rate spread	3.60%	4.12%
Net interest margin	3.79%	4.34%
Efficiency ratio (2)	85.92%	74.75%
Non-interest expense to average total assets	3.60%	3.42%

(1) Does not include Federal Home Loan Bank Stock of $2.9 million
(2) The efficiency ratio represents non-interest expense divided by the sum of net interest income and non-interest income

About Georgetown Bancorp, Inc.

Georgetown Bancorp, Inc. is the holding company for Georgetown Savings Bank. Georgetown Savings Bank, with branch offices in Georgetown, North Andover and Rowley, Massachusetts, is committed to making a positive difference in the communities we serve. We strive to deliver exceptional personal service at all times and to help each of our customers achieve their unique financial goals through a competitive array of commercial and consumer banking services. To learn more about Georgetown Savings Bank, visit www.georgetownbank.com or call 978-352-8600.

Forward-looking statements

This news release may contain certain forward-looking statements, such as statements of the Company’s or the Bank’s plans, objectives, expectations, estimates and intentions. Forward-looking statements may be identified by the use of words such as “expects,” “subject,” “believe,” “will,” “intends,” “will be” or “would.” These statements are subject to change based on various important factors (some of which are beyond the Company’s or the Bank’s control) and actual results may differ materially. Accordingly, readers should not place undue reliance on any forward-looking statements (which reflect management’s analysis of factors only as of the date of which they are given). These factors include general economic conditions, trends in interest rates, the ability of our borrowers to repay their loans, the ability of the Company or the Bank to effectively manage its growth, and results of regulatory examinations, among other factors. The foregoing list of important factors is not exclusive. Readers should carefully review the risk factors described in other documents the Company files from time to time with the Securities and Exchange Commission, including Current Reports on Form 8-K.

END